Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS
ISSUES SECOND QUARTER 2017 GUIDANCE

Dublin, California, May 18, 2017 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended April 29, 2017 of $.82 up from $.73 in the same period last year. Net earnings for the 2017 first quarter grew to $321 million, compared to $291 million in the prior year. Sales for the current year quarter increased 7% to $3.3 billion, with comparable store sales up 3%.

Barbara Rentler, Chief Executive Officer, commented, “We achieved respectable growth in both sales and earnings during the first quarter despite the uncertainty and volatility in the external environment. Operating margin of 15.2% exceeded our expectations due to above-plan sales and merchandise margin.”

Ms. Rentler continued, “During the first quarter of fiscal 2017, we repurchased 3.3 million shares of common stock for an aggregate price of $215 million. We remain on track to buy back a total of $875 million in common stock during fiscal 2017 under the new two-year $1.75 billion authorization approved by our Board of Directors in February of this year.”

    Looking ahead, Ms. Rentler commented, “For the second quarter ending July 29, 2017, we are forecasting same store sales to be up 1% to 2%, on top of a 4% gain last year, with earnings per share of $.73 to $.76, up from $.71 in the prior year period. Based on our first quarter results and guidance for the second quarter, we now project earnings per share for the 53 weeks ending February 3, 2018 to be in the range of $3.07 to $3.17, compared to $2.83 last year.”

The Company will host a conference call on Thursday, May 18, 2017 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook for the second quarter of fiscal 2017. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #14705120 until 8:00 p.m. Eastern time on May 25, 2017, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train and retain associates to execute our off-price strategies; unseasonable weather trends; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or tariff policy regarding apparel and other home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2016, and Form 8-Ks for fiscal 2017.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2016 revenues of $12.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,363 locations in 37 states, the District of Columbia and Guam as of April 29, 2017. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 198 dd’s DISCOUNTS® in 15 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	April 29, 2017	April 30, 2016

Sales	$3,306,429	$3,088,995

Costs and Expenses
Cost of goods sold	2,329,966	2,176,205
Selling, general and administrative	474,819	436,924
Interest expense, net	3,169	4,364
Total costs and expenses	2,807,954	2,617,493

Earnings before taxes	498,475	471,502
Provision for taxes on earnings	177,457	180,868
Net earnings	$321,018	$290,634

Earnings per share
Basic	$0.83	$0.73
Diluted	$0.82	$0.73

Weighted average shares outstanding (000)
Basic	386,433	395,799
Diluted	389,730	398,812

Dividends
Cash dividends declared per share	$0.1600	$0.1350

Stores open at end of period	1,561	1,473

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	April 29, 2017	April 30, 2016
Assets

Current Assets
Cash and cash equivalents	$1,244,219	$910,025
Short-term investments	—	1,727
Accounts receivable	100,840	96,244
Merchandise inventory	1,594,760	1,498,449
Prepaid expenses and other	124,916	122,678
Total current assets	3,064,735	2,629,123

Property and equipment, net	2,308,689	2,318,456
Long-term investments	1,267	1,333
Other long-term assets	178,284	165,265
Total assets	$5,552,975	$5,114,177

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,178,029	$1,056,257
Accrued expenses and other	418,846	382,107
Accrued payroll and benefits	209,138	201,830
Income taxes payable	131,710	110,702
Total current liabilities	1,937,723	1,750,896

Long-term debt	396,611	396,142
Other long-term liabilities	309,339	286,897
Deferred income taxes	131,556	140,801

Commitments and contingencies

Stockholders’ Equity	2,777,746	2,539,441
Total liabilities and stockholders’ equity	$5,552,975	$5,114,177

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	April 29, 2017	April 30, 2016

Cash Flows From Operating Activities
Net earnings	$321,018	$290,634
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	75,820	73,878
Stock-based compensation	20,238	17,716
Deferred income taxes	10,847	10,713
Change in assets and liabilities:
Merchandise inventory	(81,874)	(79,345)
Other current assets	(37,168)	(29,150)
Accounts payable	162,788	123,886
Other current liabilities	41,900	54,415
Other long-term, net	7,269	6,333
Net cash provided by operating activities	520,838	469,080

Cash Flows From Investing Activities
Additions to property and equipment	(75,971)	(79,724)
Increase in restricted cash and investments	(60)	(44)
Net cash used in investing activities	(76,031)	(79,768)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	—	20,538
Issuance of common stock related to stock plans	4,404	5,500
Treasury stock purchased	(38,754)	(36,933)
Repurchase of common stock	(215,042)	(175,758)
Dividends paid	(62,795)	(54,236)
Net cash used in financing activities	(312,187)	(240,889)

Net increase in cash and cash equivalents	132,620	148,423

Cash and cash equivalents:
Beginning of period	1,111,599	761,602
End of period	$1,244,219	$910,025

Supplemental Cash Flow Disclosures
Interest paid	$4,219	$4,219
Income taxes paid	$46,519	$26,763